UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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BorgWarner Inc.

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TABLE OF CONTENTS

PROPOSAL 1 - ELECTION OF DIRECTORS
REPORT OF THE BORGWARNER INC. AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
All Other Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested
Pension Benefits
Non-Qualified Deferred Compensation
Potential Payments Upon Termination or Change of Control
Director Compensation
PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
PROPOSAL 3 - ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
OTHER INFORMATION

BORGWARNER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Auburn Hills, Michigan
March 18, 2011
Dear Stockholder:

BorgWarner Inc. will hold its annual meeting of stockholders at its headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, on April 27, 2011, at 9:00 a.m., local time, for the following purposes:

1.	To elect four nominees for Class III Directors to serve for the next three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011;

3.	To consider an advisory vote on compensation for our named executive officers;

4.	To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 1, 2011 are entitled to vote at the meeting or any adjournment or postponement thereof.

We have elected to furnish materials for the annual meeting via the internet.  Beginning on or about March 18, 2011, we will mail a notice of internet availability to most of our stockholders containing instructions on how to access the proxy materials and vote online.  All of our other stockholders will be sent a copy of our proxy materials by mail or e-mail on or about March 18, 2011.  See the first page of the proxy statement and your proxy card for more information on how you can elect to receive your proxy materials over the internet or by e-mail if you received them by mail this year.

YOUR VOTE IS IMPORTANT!  You can submit your proxy by telephone or the internet by following the instructions on page 1 of the proxy statement.  If you received a paper copy of our proxy statement, you can vote by returning a proxy card. If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy.  Please read the attached proxy statement carefully as it describes in greater detail the matters to be acted upon and your voting rights with respect to those matters.  The enclosed proxy card is solicited by the Board of Directors of the Company.

Along with the attached proxy statement, we are sending you our Annual Report on Form 10-K for our fiscal year ended December 31, 2010.  Stockholders are not to regard our Annual Report on Form 10-K, which includes our audited financial statements, as proxy solicitation material.

By Order of the Board of Directors

/s/ John J. Gasparovic
John J. Gasparovic
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING TO BE HELD ON APRIL 27, 2011

Our proxy statement and our 2010 annual report to stockholders are available at
http://www.proxyvote.com

YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by using the internet or telephone or by signing, dating and returning the proxy card
mailed to those who receive paper copies of this proxy statement.

BORGWARNER INC.
3850 Hamlin Road
Auburn Hills, Michigan 48326

PROXY STATEMENT

March 18, 2011

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (“BorgWarner” or the “Company”) for the Company’s 2011 Annual Meeting of Stockholders to be held at the Company’s headquarters at 3850 Hamlin Road, Auburn Hills, Michigan 48326 on April 27, 2011 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Internet Availability of Proxy Materials

As permitted by rules adopted by the Securities & Exchange Commission (“SEC”), we are providing our proxy statement, the form of proxy and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 to stockholders electronically via the internet.  (Our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, which includes our audited financial statements, is not to be regarded as proxy solicitation material.) Our proxy statement and our 2010 annual report to stockholders are available at http://www.proxyvote.com.

On or about March 18, 2011, we will initiate delivery of proxy materials to our stockholders of record as of the close of business on March 1, 2011 via (1) a notice containing instructions on how to access materials online, (2) a paper copy mailing or (3) e-mail distribution.  If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail.  Instead, the notice we sent provides instructions on how to access and review all of the important information contained in the proxy materials.  The notice also provides instructions on how you can submit your proxy over the internet or by telephone.  If you received a notice by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice.  If you received a printed copy of proxy materials by mail and would like to register to receive a notice of internet availability of proxy materials in the future, you can do so by any of the methods that follow:

•	Internet: Access the internet, go to www.proxyvote.com and follow the enrollment instructions.
•	Telephone: Call us free of charge at 1-800-690-6903 from within the United States or Canada
•
E-mail: Send us an e-mail at www.proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 1, 2011 are entitled to vote at the meeting. As of such date, there were 111,771,743 outstanding shares of common stock.  A list of all record holders of our stock will be available for examination by stockholders during normal business hours at 3850 Hamlin Road, Auburn Hills, Michigan 48326 at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.  On each matter considered at our annual meeting, you are entitled to one vote for each of your shares of common stock.

Voting

You have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•	To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.
•
To vote by telephone, stockholders of record should dial 1-800-690-6903 and follow the instructions.  Beneficial holders should dial the phone number listed on your voter instruction form.  You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•	If you received a paper copy of a proxy card or voter instruction form, you can mark, sign and date the proxy card and return it in the envelope that was provided to you.

The deadline for voting by telephone or internet is 11:59 pm Eastern Time on April 26, 2011.

If you properly sign and return your signed proxy card or vote by telephone or by the Internet before the annual meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors.

If you hold your stock in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.  If you are a stockholder of record you may change or revoke your vote at any time before the vote is taken by delivering a written notice of revocation to the Secretary of the Company or by submitting another vote on or before April 27, 2011 (including a vote in person at the annual meeting).  For all methods of voting, your last vote cast will supersede all of your previous votes.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the annual meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

With respect to Proposal 1 and the election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold votes as to all nominees, or (c) withhold votes as to specific nominees.  In an uncontested director election, such as this year’s election, a director nominee will be elected to serve on the board only if the votes cast “for” the election of that nominee exceed the votes cast “against” that nominee’s election.  In a contested election, directors are elected by a plurality vote. Withheld votes and broker non-votes will not affect the outcome of the election of directors.

If you hold your stock in “street name,” then please note that the New York Stock Exchange (“NYSE”) rules that guide how brokers vote your stock have changed.  The election of directors is no longer considered a “routine” matter under the NYSE rules.  Consequently, your brokerage firm or other nominee may no longer vote your shares with respect to Proposal 1 and the election of directors without specific instructions from you as to how to vote with respect to the election of each of the four nominees for director.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

With respect to Proposal 2, and stockholder ratification of the selection of our auditors, ratification requires the affirmative vote of a majority of the votes present or represented at the meeting.  Accordingly, an abstention or a broker nonvote will have the effect of a vote against this proposal.

Proposals 3 & 4

For Proposal 3, the affirmative vote of a majority of the votes cast is required to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement.

With respect to Proposal 4, the option of three years, two years, or one year that receives the highest number of votes cast will be considered to have been approved by stockholders on an advisory basis.

Even though your vote with respect to Proposals 3 and 4 is advisory and therefore will not be binding on the Company, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposals 3 and 4 are not considered “routine” matters under NYSE rules.  Therefore, your brokerage firm or other nominee may not vote your shares with respect to Proposals 3 or 4 without specific instructions from you as to how to vote.  Abstentions and broker non-votes will have no affect on the outcome of Proposal 3 or 4.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy materials, as applicable, will be sent to any household at which two or more stockholders reside, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.  Householding will not affect dividend check mailings, if any, in any way.

We will deliver promptly upon written or oral request a separate copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you share an address with another stockholder and you wish to receive a separate copy of any of those documents you may inform us of your wish by contacting Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326 (tel: 248-754-0882). Similarly, if you share an address with another stockholder that is receiving multiple copies and wish to request that the number of copies of those documents being delivered to that address be reduced to a single copy, you may inform us of your wish by contacting Investor Relations at the above address and telephone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve directors and is divided into three classes. Robin J. Adams, David T. Brown, Jan Carlson and Dennis C. Cuneo are the nominees for election as Class III Directors at this meeting. Following the election of directors at this annual meeting your Board of Directors will have twelve members and no vacancies. If elected, each nominee to Class III will serve for a term of three years or until their successor is elected and qualified.  Class I Directors have terms expiring at the 2012 Annual Meeting of Stockholders and the Class II Directors have terms expiring at the 2013 Annual Meeting of Stockholders. Each of the nominees for election as a Class III Director has agreed to serve if elected. All of the Class III Directors are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

At the meeting, our stockholders will elect four directors to hold office until our 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.  The directors whose terms of office expire at the meeting are Directors Robin J. Adams, David T. Brown, Jan Carlson and Dennis C. Cuneo.

Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS III DIRECTOR  — ROBIN J. ADAMS, DAVID T. BROWN, JAN CARLSON AND DENNIS C. CUNEO.

Required Vote

To be elected, the votes cast “for” the election of that nominee must exceed the votes cast “against” that nominee’s election.

Information on Nominees for Directors and Continuing Directors

The following table sets forth as of March 1, 2011, with respect to each of the Company’s current directors continuing to serve, his or her name, the year in which he or she first became a director of the Company, age, principal occupation, and his or her current directorships in other entities; a narrative description of the directors’ experience, qualifications, attributes and skills; all directorships at public companies and registered investment companies held since March 1, 2006; and a description of any relevant legal proceedings in which the director was involved since March 1, 2001.

Class I Directors	Age	Principal Occupation and Directorships
Phyllis O. Bonanno 1999	67
Ms. Bonanno retired from International Trade Solutions Inc. on September 1, 2009.  She served as President and CEO of International Trade Solutions, Inc., an international trade consulting firm, since March 2002. She was the President of TradeBuilders, Inc. from October 2000 until October 2001. She was President of Columbia College from July 1997 until March 2000. She is also a director of Adams Express Company, Mohawk Industries, Inc. and Petroleum & Resources Corporation.

Ms. Bonanno brings to the board management operational, academic and public policy knowledge.  Ms. Bonanno’s public policy expertise was gained through 10 years of service as the first director of the U.S. Trade Representative’s Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan.  She developed global business knowledge in the manufacturing sector during her employment as Corporate Vice President of International Trade for Warnaco, Inc., a worldwide apparel manufacturer.  Her extensive international trade expertise including knowledge of trade rules and regulations benefits BorgWarner.  Ms. Bonanno’s experience as a director of other public companies in varied industries has resulted in her broad understanding of corporate governance.

Class I Directors	Age	Principal Occupation and Directorships
Alexis P. Michas 1993	53
Mr. Michas is the founder and Managing Partner of Juniper Investment Company, LLC, a private investment firm since 2008.  Mr. Michas has also been the Managing Partner and a director of Stonington Partners, Inc., a private investment firm, since 1994.  Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994 and Senior Vice President of MLCP from 1989 to 1993.  He served on the board of directors of MLCP from 1989 to 2001 and was a Consultant to MLCP from 1994 to 2001.  Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994.  Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School.  Mr. Michas is the Chairman of the Board of Lincoln Educational Services Corporation, a director of PerkinElmer, Inc. and AirTran Airways, Inc.

Mr. Michas brings 26 years of private equity experience across a wide range of industries, and a successful record of managing control investments in public companies.  He also brings extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financings.  Mr. Michas has served on the compensation, governance, audit, finance and executive committees of boards of other public companies and has been on BorgWarner’s board of directors since the Company became a public company in 1993.  His knowledge of the Company and his thorough understanding of the role of the board of directors qualify him to serve on our board of directors and to serve as Lead Director.

Richard O. Schaum 2005	64
Mr. Schaum has been General Manager, 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. He was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. from October 2003 until June 2005. Before that, for more than thirty years he was with DaimlerChrysler and its predecessor Chrysler Corporation, most recently as Executive Vice President, Product Development from January 2000 until his retirement in March 2003.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President in 2007.  Mr. Schaum is also a director of Sterling Construction Co.

Mr. Schaum's nearly four decades of business experience in program management, product development and manufacturing in the global auto industry bring technological understanding, innovation expertise and extensive industry knowledge to BorgWarner's board. At WaveCrest Laboratories he oversaw development and commercialization of proprietary transportation systems. As Executive Vice President of Product Development at Chrysler, Mr. Schaum led all Powertrain Operations, a business with $7 billion in sales. He has intimate knowledge of the kinds of products BorgWarner must develop for the future of transportation.

Class I Directors	Age	Principal Occupation and Directorships
Thomas T. Stallkamp 2006	64
Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm.  From 2004 to 2010 he was an Industrial Partner in Ripplewood Holdings LLC, a New York private equity group.  From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003 he served as its Vice Chairman and Chief Executive Officer.  From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President.  Mr. Stallkamp also serves as a director of Baxter International, Inc., a global diversified healthcare company, and as a trustee of EntrepreneurShares Series Trust.

Mr. Stallkamp’s experience within and outside of the automotive industry, and his nearly 20 year tenure with DaimlerChrysler and Chrysler Corporation, important customers of BorgWarner, his international perspective and his financial acumen qualify him for membership on the Company’s board. His service on the boards of Visteon (an automotive parts supplier) 2002-2005 and Asahi TEC Corporation (a manufacturer of automotive and other parts) 2008 to 2010 has given him additional insight into the priorities of and challenges confronting automotive suppliers.  Mr. Stallkamp’s perspective has been broadened by experience outside the auto industry and through his private equity financing experience.

Class II Directors	Age	Principal Occupation and Directorships
Jere A. Drummond 1996	71
Mr. Drummond retired from the BellSouth Corporation on December 31, 2001. He served as Vice Chairman of the BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997 and was elected a director of BellSouth Telecommunications, Inc. in 1993. He is also a director of AirTran Holdings, Inc. and SAIC, Inc.

Having served as an officer of a Fortune 500 company, BellSouth Corporation, for 19 years, Mr. Drummond brings extensive management experience and the perspective of a former CEO to BorgWarner’s board.  His significant marketing experience adds to the board’s range of knowledge.  Mr. Drummond’s service on boards of directors of other public companies, and specifically on the Compensation Committee of another public company, adds to his value on BorgWarner’s board and as chair of our compensation committee.  Mr. Drummond was also a director of Centilliam Communications, Inc. until 2009.

Class II Directors	Age	Principal Occupation and Directorships
Timothy M. Manganello 2002	61
Mr. Manganello has been Chairman of the Board  and Chief Executive Officer of the Company since 2003. He was President and Chief Operating Officer from February 2002 until February 2003. He was Executive Vice President from June 2001 until February 2002. He was Vice President of the Company from February 1999 until June 2001 and President and General Manager of BorgWarner TorqTransfer Systems Inc. from February 1999 until February 2002. He was appointed a director of the Company in 2002. Mr. Manganello is also a director of Bemis Company, Inc. and Zep Inc.  He also serves as the Board Chairman of the Federal Reserve Bank of Chicago, Detroit branch.

Mr. Manganello began his career in the automotive industry in 1973.  During his career at BorgWarner, he has held senior management positions in operations, sales, and business development.  Before joining BorgWarner in 1989, Mr. Manganello held product engineering management positions at Chrysler Corporation from 1973 to 1981, and sales management positions at PT Components-Link Belt from 1981 to 1988.  He is also a member of the University of Michigan College of Engineering’s National Advisory Committee and is a past chairman of the Executive Committee of the Board of Trustees for the Manufacturer’s Alliance (MAPI).  Mr. Manganello’s knowledge of all aspects of the Company’s business and of the automotive industry position him well to serve as our Chairman and Chief Executive Officer.

John R. McKernan, Jr. 2009	62
Governor McKernan has been Chairman of the Board of Education Management Corporation, a large provider of private post-secondary education in North America, since December 2008.  He was Executive Chairman of Education Management Corporation from February 2007 to December 2008 and Chief Executive Officer from September 2003 until February 2007.  He previously held the offices of President and Vice Chairman and was a member of the Board of Directors since June 1999.  Mr. McKernan also served as Governor of the State of Maine from 1987 to 1995.

Governor McKernan brings to BorgWarner’s board a blend of experience as a former Governor of Maine, a former US Congressman, a former State Legislator and former CEO of a public company.  His knowledge of the legislative process combined with his demonstrated leadership capabilities and CEO’s perspective provide a valuable point of view on the BorgWarner board.  Governor McKernan also has significant experience as a director.  Governor McKernan’s practice of corporate, regulatory and administrative law enables him to provide a legal perspective on issues facing the board and the Company in those areas and with respect to corporate governance.

Class II Directors	Age	Principal Occupation and Directorships
Ernest J. Novak, Jr. 2003	66
Mr. Novak retired as a Managing Partner from Ernst & Young in June 2003. He was a Managing Partner from 1986 until June 2003. Mr. Novak is also a director of A. Schulman, Inc. and FirstEnergy Corp.

Mr. Novak's extensive knowledge of accounting and his financial expertise across a broad range of public companies make him well qualified as a member of our board and as chairman of the audit committee of our board. Mr. Novak spent over thirty years performing, reviewing and supervising audits of diverse public companies' financial statements and overseeing the filing of them with the Securities and Exchange Commission. He has a master's degree in accounting, is a Certified Public Accountant and currently chairs the audit committees of two other public companies.

Class III Directors	Age	Principal Occupation and Directorships
Robin J. Adams 2005	57
Mr. Adams has been Executive Vice President, Chief Financial Officer and Chief Administrative Officer since April 2004. He was Executive Vice President — Finance and Chief Financial Officer of American Axle & Manufacturing Holdings Inc. (“American Axle”) from July 1999 until April 2004. Prior to joining American Axle, he was Vice President and Treasurer and principal financial officer of BorgWarner Inc. from May 1993 until June 1999.  Mr. Adams is also a director of Carlisle Companies Inc.

Mr. Adams has 35 years experience in the transportation industry.  He has been the executive leader for the financial organizations of two publicly traded U.S. companies for the last 18 years where he has gained significant experience dealing with public company boards on a host of financial and strategic issues.  He has experience and provided oversight in the areas of accounting, audit, corporate finance, treasury, tax, business development, investor relations and information technology.  He has played a leadership role in financial transactions that include public debt and equity offerings, IPOs, securitizations and bank financings.  Mr. Adams also contributes merger and acquisition experience, thorough knowledge of the Company’s business and the automotive industry, as well as financial acumen.

Class III Directors	Age	Principal Occupation and Directorships
David T. Brown 2004	62
Mr. Brown retired from Owens Corning, a global leader in glass technology, on December 31, 2007. He was President and Chief Executive Officer of Owens Corning from April 2002 until his retirement. He was Executive Vice President and Chief Operating Officer from January 2001 to March 2002. He was Vice President of Owens Corning and President, Insulating Systems Business from January 1997 to December 2000.  Mr. Brown is also a director of Franklin Electric Co., Inc.

As President and Chief Executive Officer of Owens Corning, Mr. Brown led Owens Corning during a difficult period in that company’s history associated with its asbestos-related liability dating back to 1958.  He brings operational experience and the perspective of a former CEO to his service on BorgWarner’s board.  Mr. Brown was a director of Owens Corning until December 31, 2007.  His experience serving on boards of other public companies in varied industries contributes to his knowledge of corporate governance.

Jan Carlson 2010	50
Mr. Carlson was appointed President and Chief Executive Officer and Director of Autoliv in early 2007.  He joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of that company’s Executive Committee.

Mr. Carlson brings international perspective concerning the global automotive industry and the experience and perspective of a currently serving CEO of a non-US company to the board.  Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within Saab aircraft group specializing in commercializing military technologies.  Mr. Carlson also contributes to the board’s understanding of technology and manufacturing.

Class III Directors	Age	Principal Occupation and Directorships
Dennis C. Cuneo 2009	61
Mr. Cuneo has been an attorney with Fisher & Phillips LLP since July 1, 2010, serving as Managing Partner of the firm’s Washington DC office, after having been with Arent Fox LLP since November 2006.  He was Senior Vice President of Toyota North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America Inc. from 2004 to 2006, and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006.  Mr. Cuneo was formerly Board Chairman of the Federal Reserve Bank of Cleveland, Cincinnati branch and is on the board of the Center for Automotive Research. Mr. Cuneo is also a director of AK Steel Holding Corporation.

Mr. Cuneo brings experience in, and understanding of, the automotive industry and its trends.  Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America.  Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group.   Mr. Cuneo also provides a legal perspective on issues facing the board and the Company with respect to board oversight areas, corporate governance and regulatory matters.

No director nominee, director or executive officer is related to any other director nominee, director or executive officer (or to any director or executive officer of any of the Company’s subsidiaries) by blood, marriage or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers or any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director of the Company or any of its subsidiaries. No director or executive officer of the Company is party to, or has any material interests in, any material legal proceedings that are adverse to the Company or its subsidiaries.

Board of Directors and Its Committees

The Board of Directors held five meetings during 2010. All of the directors attended at least 75% of the meetings of the Board of Directors and each committee on which they served while they were members of them. The Company’s Corporate Governance Guidelines set forth the Company’s policy that directors should use their best efforts to attend the Company’s annual meeting of stockholders. All directors serving at the time of the 2010 Annual Meeting of Stockholders attended the meeting.

The Board has determined that all Board members meet the independence requirements of the New York Stock Exchange (“NYSE”), with the exception of Mr. Manganello, our Chairman and Chief Executive Officer, and Mr. Adams, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Under the Company’s Corporate Governance Guidelines, a director will not be considered independent unless the Board determines that such director has no direct or indirect material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines provide, among other things, that:

•	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

•
a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation.

•
a director who is affiliated with or employed by, or whose immediate family member is a current partner of the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company’s audit or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

•
a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship.

•
a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

•	a director who is not considered independent by relevant statute or regulation is not “independent.”

Board Leadership Structure

Our Board of Directors is a strong, cohesive board that has been effective in performing its monitoring and oversight roles by acting as a unified whole.  The Board has determined that there are significant advantages in having our CEO, who has extensive knowledge of the Company and the automotive industry, also serve as Chairman.  Having a unified CEO and Chairman position has been especially valuable during the recent economic downturn.  Mr. Manganello has been Chairman and CEO since 2003 and possesses the extensive knowledge and the collaborative demeanor in working with other members of the board of directors that make this leadership structure the most appropriate structure for the Company. The Board reviews from time to time the question of whether the Chairman and CEO positions should be held by a single individual in light of circumstances at the time of the review. While the Board has concluded for the present that a single CEO and Chairman is in the best interest of the Company and its stockholders, the Board has reserved for itself the discretion to make a different determination in the future to serve the best interests of the Company if circumstances change.

In view of the fact that the Company has at times been without an independent chairman, the Board of Directors established the role of Lead Director. The Lead Director works with the Chairman and CEO and other members of the Board to provide independent oversight of the Company's management and affairs on behalf of the Company's stockholders. Among other things, the Lead Director serves as the principal liaison between the Chairman and the independent directors, contributes to agenda planning and chairs the executive session of non-employee directors at each regularly scheduled Board meeting.

Board Committees

The Board of Directors has a standing Compensation Committee, Audit Committee, Corporate Governance Committee and Executive Committee. The charters for each of our Board committees can be found on the Company’s website at www.borgwarner.com.  The responsibilities of our Board committees are set forth in their charters, which are reviewed at least annually.

Compensation Committee.  The current members of the Compensation Committee are Directors Drummond (Chairman), Bonanno, Brown and Carlson. The principal functions of the Compensation Committee include reviewing and approving compensation philosophy and executive compensation strategy, chief executive officer and other executive remuneration and compensation plans, and supervising the administration of these plans. A primary purpose of the Compensation Committee is to ensure that the compensation of Executive Officers is internally equitable, externally competitive, motivates Executive Officers toward the achievement of business objectives and aligns their focus with the long term interests of Company stockholders. The Compensation Committee met seven times during 2010.

Audit Committee.  The current members of the Audit Committee are Directors Novak (Chairman), Cuneo, McKernan and Stallkamp. The Audit Committee is charged with assisting the full Board in fulfilling the Board’s oversight responsibility with respect to the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company. The Audit Committee also has the responsibility for, among other things, selection and compensation of the independent registered public accounting firm, monitoring the independent registered public accounting firm’s qualifications, independence and work (including resolving any disagreements between the Company’s management and the independent registered public accounting firm regarding financial reporting), pre-approving all services to be performed by the independent registered public accounting firm, monitoring the performance of the Company’s internal audit function and reviewing on behalf of the Board the Company’s pension plans and risk management programs.

Each member of the Audit Committee meets the independence requirements set by the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. While other members of the Audit Committee also qualify as financial experts as defined by the rules and regulations of the Securities and Exchange Commission, the Board of Directors has designated the Chairman of the Audit Committee, Mr. Novak, as our audit committee financial expert. None of the members of the Committee simultaneously serve on the audit committees of more than two other public companies.  The Audit Committee met five times during 2010.

Corporate Governance Committee.  The present members of the Corporate Governance Committee are Directors Michas (Chairman), Drummond and Schaum. The principal functions of the Corporate Governance Committee include making recommendations to the Board of Directors regarding: (i) Board composition and structure, (ii) corporate governance principles, including the nature, duties and powers of Board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors, (v) stockholders’ suggestions for board nominations, (vi) the emergency successor to the Chief Executive Officer, and (vii) any requests for waivers of application of the Company’s Code of Ethical Conduct and any related person transactions. The Corporate Governance Committee also establishes criteria for Board and committee membership, evaluates Company policies relating to the recruitment of directors and oversees the evaluation of the Board, its committees and management. The Corporate Governance Committee met four times during 2010.

The Corporate Governance Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

Under our By-laws, stockholders of record of the Company may recommend director candidates for inclusion by the Board in the slate of nominees which the Board recommends to stockholders for election. Stockholders submitting such nominations must provide the information and background material specified in Article II, Section 7 of our By-Laws to the “BorgWarner Inc. Corporate Governance Committee” c/o BorgWarner Inc. General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326 not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.  Accordingly, any stockholder who wishes to have a nomination considered at the 2012 annual meeting must deliver the required materials between December 27, 2011 and January 26, 2012.

The specific procedures by which security holders may recommend nominees are set forth in Article II, Sections 7 and 8 of the Company’s By-laws.  The Company’s By-Laws require, among other things, that director nominees disclose all material monetary agreements between the nominating stockholder and the nominees; that director nominees (including the board’s nominees) complete a questionnaire regarding the nominee’s background, qualifications and conflicts of interest; and that stockholders proposing business disclose economic interests, including interest in the Company as a result of derivative instruments.

Assuming that the required information and material is provided for candidates recommended by stockholders, the Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The General Counsel will review the information and provide to the Chairman of the Corporate Governance Committee an assessment of the candidate’s independence, freedom from conflicts of interest and general suitability. If the Chairman of the Committee decides to submit the candidate to the entire Committee, each member will receive the candidate’s background information and will be afforded an opportunity to interview the candidate.

In considering whether to recommend to the full Board any candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:

•	the highest personal and professional ethics, integrity and values;

•	demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company;

•	ability to evaluate strategic options and risks and form independent opinions, stated constructively to contribute to guidance and direction of the Company;

•	active, objective and constructive participation at meetings of the Board and its committees, with flexibility in approaching problems;

•	open mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders;

•	stature to represent the Company before the public, stockholders and various others who affect the Company;

•	involvement only in activities and interests that do not create a conflict with the director's responsibilities to the Company and its stockholders;

•	willingness to objectively appraise management performance in the interest of the stockholders;

•	interest and availability of time to be involved with the Company and its employees over a sustained period;

•	ability to work well with others, with deep and wide perspective in dealing with people and situations, respect for the views of others;

•	a reasoned and balanced commitment to the social responsibilities of the Company;

•	contribution to the Board's desired diversity and balance;

•	willingness of independent directors to limit public company board service to 4 or fewer boards (Any exceptions would require Corporate Governance Committee approval.);

•
willingness to tender, promptly following the annual meeting at which they are elected or re-elected as Director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation; and

•	willingness to provide all information, including completion of a questionnaire, required by the Company’s Amended and Restated By-Laws.

The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, backgrounds and experience with respect to vision, strategy and leadership, business judgment and knowledge, corporate governance, accounting and finance, global markets and industry knowledge. If the Corporate Governance Committee determines that a stockholder-nominated candidate is suitable and that the candidate should be recommended to the full Board, a quorum of the full Board must discuss whether to include the candidate in the slate of nominees which the Board recommends to stockholders for election and, if appropriate, adopt a resolution authorizing the inclusion.

You may send communications to your Board of Directors and to individual directors. Such communications should be submitted in writing addressed to your Board of Directors or to one or more named individual directors in care of BorgWarner Inc., General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326. Communication from stockholders will be forwarded promptly to your Board of Directors or such named individual director.

Executive Committee.  The present members of the Executive Committee are Directors Drummond, Manganello and Michas. The Executive Committee is empowered to act for the full Board during intervals between Board meetings when telephonic meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet during 2010.

Executive Sessions.  The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of the Board. Lead Director Michas is the current presiding director. Interested parties can make concerns known directly to the non-management directors on-line at www.mysafeworkplace.com or by toll-free call to 1-800-461-9330.

Certain Relationships and Related Transactions, and Director Independence

The Company has adopted a written policy concerning Related Party Transactions under which the CEO is responsible for review, disapproval or approval or ratification of any Related Person Transactions in which an Executive Officer or Immediate Family Member of an Executive Officer (in either case, other than the CEO) has a material interest, and the Corporate Governance Committee is responsible for review, disapproval or approval or ratification of any Related Person Transactions in which a director, nominee for director or the CEO or Immediate Family Member of any of them has a material interest

REPORT OF THE BORGWARNER INC. AUDIT COMMITTEE

Management of your Company is responsible for the preparation, presentation and integrity of your Company’s consolidated financial statements and for the effectiveness of internal control over financial reporting. Management and the Company’s internal auditing department are responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP. (“PwC”) was the independent registered public accounting firm for the Company in 2010 and was responsible for performing independent audits of your Company’s consolidated financial statements and of the design and effectiveness of internal controls over financial reporting, and expressing an opinion on (1) the conformity of the financial statements with accounting principles, generally accepted in the United States of America (“GAAP”) and (2) the effectiveness of internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee is responsible for the appointment, oversight, compensation and retention of the independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC, the audited consolidated financial statements for the year ended December 31, 2010. The Audit Committee also has discussed with PwC, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Interim Auditing Standard AU Section 380, “Communication with Audit Committees.” The Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant’s communications with the Audit Committee concerning independence, and have discussed with PwC their independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with their independence.

The Audit Committee discussed with PwC the overall scope and plans for their audit. The Audit Committee met with PwC, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Vice President of Internal Audit has direct access to the Committee to discuss any matters desired, and the Vice President of Internal Audit presented an update of internal audit activity at each Committee meeting.

The members of the Audit Committee are not full-time employees of your Company and are not performing the functions of auditors or accountants. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP, or that the Company’s auditors are “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee that are described above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. It also recommended to the Board that, subject to stockholder ratification, PwC be appointed as the independent registered public accounting firm for the Company for 2011.

BORGWARNER INC. AUDIT COMMITTEE

Ernest J. Novak, Jr. Chairman

Dennis C. Cuneo      John R. McKernan, Jr.      Thomas T. Stallkamp

The Audit Committee Report does not constitute soliciting material. It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 16, 2011, certain information regarding beneficial ownership of common stock by those persons and entities that are known to the Company as beneficially owning more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

BlackRock, Inc.	6,937,952(a)	6.1%
40 East 52nd Street
New York, NY 10022

(a)	Pursuant to a Schedule 13G/A dated February 1, 2011 on behalf of BlackRock, Inc. indicating that it had sole voting power for 6,937,952 shares and sole dispositive power for 6,937,952 shares.

The following table sets forth, as of March 1, 2011, certain information regarding the beneficial ownership of common stock by each person who was a director of the Company at December 31, 2010, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group.

Name of Beneficial Owner(a)	Amount and Nature of Stock Ownership(b)(c)	Percent of Class
Timothy M. Manganello	1,228,180(d)	1.1%
Robin J. Adams	398,981	*
John G. Sanderson	44,796	*
Thomas F. Waldhier	39,905	*
Roger J. Wood	161,693	*
Phyllis O. Bonanno	36,115	*
David T. Brown	1,736	*
Jan Carlson (e)	0	*
Dennis C. Cuneo	6,193	*
Jere A. Drummond	37,435	*
John R. McKernan, Jr.	6,480	*
Alexis P. Michas.	84,903	*
Ernest J. Novak, Jr.	25,836	*
Richard O. Schaum	17,483	*
Thomas T. Stallkamp	17,089	*

All directors and executive officers of the Company (21 persons)	2,575,540	2.3%

*	Represents less than one percent.

(a)	For purposes of the above table, the address for each named person is 3850 Hamlin Road, Auburn Hills, Michigan 48326.

(b)
Includes the following number of shares issuable upon the exercise of options within the next 60 days: 179,386 for Mr. Adams; 16,000 for Ms. Bonanno; 16,000 for Mr. Drummond; 386,976 for Mr. Manganello; 6,000 for Mr. Novak; and 1,022,306 for all directors and executive officers of the Company.

(c)
Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(d)	Includes 258,562 shares of common stock issuable upon the conversion of restricted stock units granted to him under the August 3, 2007 Recognition and Retention Grant.

(e)	Mr. Carlson is a recently appointed director and is a nominee for Class III Director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such officers, directors and persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based on information provided to the Company by each director and executive officer, the Company believes all such reports required to be filed in 2010 were timely filed except, as result of an administrative error by the Company, two reports on Form 4 representing two transactions were inadvertently filed late by each of Robin J. Adams, Daniel CasaSanta, John J. Gasparovic, Timothy M. Manganello, Jeffrey L. Obermayer, James R. Verrier and Roger J. Wood, and one report on Form 4 representing one transaction was inadvertently filed late by Jan Bertsch, Angela D’Aversa, John Sanderson and Thomas Waldhier.  These were reported in 2010 following discovery of the errors.

Code of Ethics

The Company has long maintained a Code of Ethical Conduct which is applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer and Controller. Each of these codes is posted on the Company’s website at www.borgwarner.com.

Risk Oversight

Our Board of Directors regularly and continually receives information intended to apprise the Board of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management assesses the degree to which risk management is integrated and continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization.  The Board actively encourages management to continue to drive this evolution.  In 2010 the Board of Directors endorsed the Company’s enhancement of its enterprise risk management governance infrastructure, processes, integration, communications and sustainability.

While the Board of Directors has responsibility for oversight of the Company's risk management practices, the Audit, Compensation and Corporate Governance Committees of the Board contribute to the risk management oversight function. In particular, the Audit Committee focuses on financial risk, including internal controls and receives risk assessment and management reports from the Company's internal Risk Committee and from the Company's internal audit function. The members of the Risk Committee (the Company's Controller, Treasurer, Vice President of Internal Audit, Director of Risk Management, Chief Compliance Officer, Vice President, Information Technology and business operations leaders) and members of the internal audit function have direct access to the Audit Committee and Board of Directors. The Audit Committee receives, reviews and discusses regular reports from them concerning risk identification and assessment, risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company's strategy and are functioning as expected.  In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company's long term business strategy and objectives.  The Corporate Governance Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

To meet its obligations under the Securities and Exchange Commission's Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company.  We concluded that it is not likely that our compensation policies will have such an effect.

COMPENSATION DISCUSSION AND ANALYSIS

Recent Events

Our executive team has successfully managed our Company through the recent dramatic economic downturn.  In 2010, there was significant improvement in the financial performance of the Company, including record sales and earnings.  The automotive markets also improved from the unprecedented economic challenges which confronted the global automotive industry during 2008 and 2009.  As a result of this improvement, Management and our Compensation Committee were able to take several important actions, including:

•	Reinstatement of base salaries for Named Executive Officers to their 2008 level following the reductions of 2009.
•	Return of the performance measures under the annual incentive plan to the traditional economic value (“EV”) measure.
•	Revision of the Comparator Group used for compensation benchmarking to add more companies which operate in the global automotive and transportation sectors.

To ensure that our pay programs are within the norm of a range of market practices, we closely monitor the pay programs and pay levels of executives from companies of similar size and complexity.  When norms change, the Committee reviews and responds in order to ensure any necessary changes occur in a timely manner.  Changes in 2010 included:

•	The elimination of tax gross-ups on perquisites.
•	The use of total compensation summaries or “tally sheets” to analyze all of the components of compensation for each executive officer.

Highlights of the Compensation Programs

Compensation Philosophy – The Company’s executive compensation program is predominantly performance based, with approximately 75% of total compensation tied to short and long-term incentives, mainly driven by the creation of economic value and total shareholder return.  While base compensation is targeted at the median of comparator companies, performance based compensation is targeted at the 65th percentile.  We believe that this philosophy has allowed us to attract and retain top talent, which has consistently placed us in the top quartile of automotive suppliers.

Base Salary – Base salary levels are targeted at the median of a comparator group of companies with whom we compete for talent.  We believe that targeting the median in setting base salary allows us to remain competitive for talent while targeting slightly above median on performance based components of pay allows us to attract top talent.

Short-Term Incentives – Creating economic value for our stockholders is the foundation upon which we operate and is the singular focus of our annual incentive program.  As a result of the Company’s record sales and earnings in 2010, maximum results were achieved under this program.

Long-Term Incentives – The primary vehicle utilized under our long-term incentive plan is performance shares.  The performance measure utilized – total shareholder return versus our industry peer group – provides an incentive for our executives to outperform our peers and provide maximum return to our stockholders.  Under this plan, target compensation is paid when 65th percentile performance is achieved over a three-year period as compared to our peers.  A smaller portion of our annual grants is comprised of restricted stock, which also incents and rewards executives to improve the long term stock value to stockholders.  Both vehicles serve as retention tools as they fully vest after three years.

Stock Ownership – As a further alignment with stockholder’s interests, our executives are expected to hold a significant and sustained long-term personal equity interest in the Company.  The CEO ownership guideline, for example, equates to more than six times annual base salary.

2010 Results – The Company achieved record financial results in 2010, which in turn created significant value for our stockholders.  Payments under our annual and long-term incentive plans were aligned with those achievements and with the performance-based goals and philosophies of our compensation programs.

Compensation Philosophy

As the Company emerged from this time of unprecedented economic challenges, our Compensation Committee reaffirmed our underlying executive compensation objectives, which are to:

•	attract and retain the best possible global executive talent,
•	motivate our executives to achieve goals that support the Company’s business strategy (including growth and the creation of long term value),
•	link executives’ and stockholders’ interests through equity-based incentive plans,
•	provide a compensation package that reflects individual performance as well as overall business results.

To achieve these objectives, our Compensation Committee implemented and maintains compensation plans and programs that tie a substantial portion of our executives’ overall compensation to our short term and long term financial performance, our common stock price, and the achievement of total stockholder return as compared to our industry. Overall, the intention is to set our total compensation target slightly above the median competitive levels of comparable companies in the automotive, transportation and general industry sectors (as described further in the Compensation Benchmarking section) and reward above median performance.  Targets are set above the median to motivate exceptional performance.

Our Compensation Committee performs a strategic review of our executive officers’ compensation at least annually. During this review, our Compensation Committee evaluates our compensation philosophy and objectives to ensure that they continue to reflect our intention to pay for performance, our business strategies, competitive realities and our Board’s determination of what is in the best interests of stockholders. Our Compensation Committee then determines whether our compensation programs are meeting these objectives, providing adequate incentives and motivation to our executive officers and adequately compensating our executive officers relative to comparable officers in other companies with whom we compete for executives. As part of this strategic review for 2010, our Compensation Committee determined the compensation of our 11 corporate officers including our Chief Executive Officer, our Chief Financial Officer and the three other officers whose compensation is detailed in the Summary Compensation Table on page 28 (the “Named Executive Officers”). For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our Chief Executive Officer, our Compensation Committee considers recommendations from our Chief Executive Officer. At the request of the Compensation Committee, materials for Compensation Committee meetings are prepared by our Vice President, Human Resources, with assistance from the compensation consultant engaged by the Committee, Meridian Compensation Partners, LLC (the “Compensation Consultant”) in 2010.  Our Compensation Committee’s strategic review for the upcoming plan year occurs annually in October during an extended meeting session. The Committee consults with our Chief Executive Officer during these sessions regarding the compensation of our non-CEO officers.

Components of Compensation

 The key elements of our executive compensation program are base salary, short-term (annual) incentives and long-term incentives (three-year).  We strive to have each compensation element complement the others and reward the achievement of short-term and long-term business objectives.  In 2010, the primary short-tem incentive vehicle used was the Management Incentive Plan (“MIP”), and the primary long-term incentive vehicles used were performance shares and restricted stock.  However, in order to keep our compensation programs in alignment with our compensation objectives and our strategic business goals, and to meet changing economic conditions and competitive challenges and pressures, we maintain flexibility in the use of these plans and vehicles.  Additionally, a limited number of executive benefits and perquisites are used based on competitive practices and to provide a connection to our industry, such as providing leased vehicles with BorgWarner component content to our executives.

Base Salary

Base salaries for our executives are established based on the scope of the executive’s responsibilities, time in position and potential, the competitive market and internal equity.  When considering market competitive base salaries we target the median level among the comparator companies.  Base salaries are reviewed annually, and adjusted as appropriate to realign salaries with market levels after taking into account individual responsibilities, individual and business unit performance, and experience.

During its review of base salaries for our Named Executive Officers in October 2009 and in consideration of the improving economic conditions in our industry, our Compensation Committee determined that base salaries should be restored to their 2008 levels on January 1, 2010.  The salary restoration followed a January 2009 voluntary salary decrease of 10% from the 2008 base salary and a further voluntary decrease of 5% from the 2008 base salary, for a total of 15% decrease, effective March 16, 2009.  Based upon its review of the compensation data described above and in view of improved Company performance, at its November 2010 meeting, our Compensation Committee determined that base salary increases were warranted in 2011 for our Named Executive Officers in accordance with our stated philosophy to target the median of the competitive market, to reward strong performance and to motivate continued strong performance.  These increases are to take effect on April 1, 2011 which is consistent with the Company’s recent adoption of a single effective date for annual salary increases for its global salaried workforce.

Short-Term Incentives

The MIP is our cash-based, annual incentive plan for executives.  The primary purposes of the MIP are to: (i) focus key managers on creating economic value ("EV", defined below) for the Company; (ii) reinforce teamwork and collaboration among key managers of the Company by measuring the management team at each business unit by the business results they achieve together; (iii) deliver competitive awards for key managers when economic value objectives are achieved or surpassed; and (iv) attract and retain key managers by enabling participants in the MIP to share in the success of the Company.  Consequently, we use EV as our standard performance measure because we consider EV to be the foundation on which we operate and a very dynamic measure of how well we turn investment into profit. It is based on our belief that a business can be financially strong in the long run only if it consistently earns enough to cover its operating cost and, at the same time, produces enough additional earnings to cover its cost of capital or pay interest on debt and provide the required return to its stockholders. We consider any amount that exceeds these requirements to truly be additional economic value.

After a one-year suspension due to the worldwide declines in auto industry sales and the conditions in the global financial markets which made EV an ineffective measure of financial performance, our Compensation Committee determined that for the 2010 plan year there would be a return to the traditional EV-based formula.  Although it is an annual plan, due to the carryover feature described below, targets are established for three years at a time.  Therefore, the Committee established targets for the 2010 – 2012 three-year cycle at the end of 2009.

Methodology.  The formula used in the MIP is: EV = After-Tax Operating Income minus (Average Operating Investment x Cost of Capital). We define “After-Tax Operating Income” as income prior to interest and finance charges net of income taxes calculated at a fixed composite statutory rate. We define “Average Operating Investment” for each business unit as the sum of the assets employed in the business less operating liabilities such as accounts payable accruals and long-term liabilities other than debt. We define “Average Operating Investment” for the Company to be the sum of debt, minority interest, and stockholders equity less cash and cash equivalents and 1987 leveraged buy-out (“LBO”) related goodwill. We define “Cost of Capital” as the rate of return on capital invested required to compensate debt and equity investors.

Actual performance under our MIP is measured annually from January 1 to December 31. Our Compensation Committee determines any earned MIP bonuses for any given fiscal year after review of the actual performance in relation to pre-established targets for that fiscal year. Bonuses are typically paid in a single installment in the first quarter following the completion of a given fiscal year.  Although annual bonuses currently depend primarily on the achievement of EV objectives, our Compensation Committee may adjust bonus measures and awards based on other financial or non-financial measures that it believes will benefit long-term stockholder value.

We require each of our business units to increase its economic value annually in order to receive above threshold levels of payout. Accordingly, a range of performance expectations (Threshold, Target and Maximum) is recommended by management and approved by our Compensation Committee, three years at a time, for our Company and each of our business units. At the time the performance expectations are established, there is substantial uncertainty as to whether they will be met.  Generally, the Threshold for each of the three years is established at a level that is greater than or equal to the EV achieved in the last year of the preceding three year period.  In each of the second and third years of the three-year cycle, the Threshold value remains constant and the Target and Maximum values are adjusted upward each year by a percentage of the operating investment (“OI”) at the beginning of the three year cycle.

Because of the change to the MIP measures for the 2009 plan year, a new 3-year cycle of MIP was established for 2010-2012.  Our Compensation Committee determined that for the 2010-2012 cycle the following EV-based performance objectives represent realistic stretch goals that are calibrated to motivate continued excellent performance and delivery of stockholder value.  This plan also addresses overall competitiveness of compensation, which is critical to attraction and retention of talent.

2010 – 2012 Cycle EV Levels

	2010	2011	2012
Threshold	Base EV	Base EV	Base EV
Target	Base + 0.5% of OI	Base + 1% of OI	Base + 1.5% of OI
Maximum	Base + 1% of OI	Base + 2% of OI	Base + 3% of OI

Because the performance objectives under our MIP are determined three years at a time rather than annually, our MIP challenges our executives and compels our key managers to find ways to generate and sustain economic growth over an extended period.  Over the last ten years, results at or above Target have been achieved just over half of the time.

In order to encourage longer-term perspective in decision-making while continuing to reward participants for the achievement of annual goals, our MIP includes a “Carryover Bonus” feature that allows participants to earn, over the following two-year period, any MIP bonus opportunity (up to specified maximum limits) that was not attained during the current plan year. Thus, if the Maximum bonus opportunity is not earned in a given year, then the amount of the shortfall can be earned over the next two years (50% each year) by achieving results each year which are higher than the prior year.  However, no Carryover Bonus from a prior year is earned if the Threshold level of performance for the current year is not achieved. For example, if an individual was part of a unit which achieved results at Threshold in year one, that individual would carry over the lost dollar opportunity between Threshold and Maximum into years two and three (50% each year).  If in year two that individual’s unit achieved Maximum results, he would be paid 50% of that lost opportunity from year one.  If in the subsequent year three, his unit’s performance was below Threshold, he would lose the other 50% of the original carryover from year one.  Because the carryover opportunity is available in addition to the basic bonus opportunity for the next two years, in a given year, the Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the regular target levels.

Bonus Opportunity.  Based on our compensation philosophy, in November 2009, for the 2010 plan year, our Compensation Committee approved Target bonus opportunities ranging from 75% to 130% of base salary for our Named Executive Officers.  (See Grants of Plan-Based Awards table on page 29).  Our Named Executive Officers receive 50% of the Target opportunity for achieving Threshold performance and 200% of the Target opportunity for achieving Maximum performance or above.  Results in between these levels are interpolated.  In November 2010, our Compensation Committee approved the Target bonus opportunities for our executive officers for 2011.  These Target bonus opportunities range from 75% to 130% of base salary for our Named Executive Officers.  In order to place greater importance on financial performance-based compensation, the Target bonus opportunities generally reflect the approximated 65th percentile of annual bonus levels for similar positions in the Comparator Group. The final bonus amounts paid, if any, are determined by our Compensation Committee based on achievement of the performance measures.

The bonus opportunity for each Named Executive Officer is further defined by unit, group and corporate results as applicable.  The Compensation Committee’s objective for the Presidents is to assign the largest percentage of the bonus opportunity to the individual business group or unit for which the executive has responsibility, while also promoting collaboration within and between business groups.

For our Named Executive Officers, the 2010 bonus opportunities were weighted as follows:

	BorgWarner Inc.	Business Group	Business Unit
T. Manganello, CEO	100%
R. Adams, CFO	100%
R. Wood, President, Engine Group	40%	60%
J. Sanderson, President, Drivetrain Group	40%	60%
T. Waldhier, President, BERU Systems and Emission Systems	20%	20%	60%

Results.  In February 2011, our Compensation Committee determined that, for purposes of our MIP, during the 2010 plan year maximum results were achieved at the Corporate level under the EV measure.  Maximum results were also achieved by the Engine and Drivetrain business groups as well as by each of the business Units.  A portion of the bonus payments for all Named Executive Officers also included carryover.  For details of these amounts see the Summary Compensation Table on page 28.

Long-Term Incentives

We believe that long-term performance is driven through an ownership culture that rewards our executives for the maximization of long-term stockholder value. Our long-term incentive plans have been established and operated to provide certain of our employees, including our executive officers, with appropriate incentives to help align their interests with the interests of our stockholders. In order to strengthen this alignment and provide our executives the opportunity for above market compensation when our stockholders are similarly rewarded, long-term incentive compensation levels are targeted at the 65th percentile of the market level.  Furthermore, our stock compensation plans have provided a method for our executive officers to acquire equity interests in our Company and comply with our stock ownership guidelines.

Stock Incentive Plan.  All long-term incentive grants awarded in 2010 (performance shares and restricted stock) were awarded under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan (the “SIP”). Although the SIP provides for the use of a variety of equity-related vehicles, our Compensation Committee determined in 2010 to rely primarily on grants of restricted stock and performance shares in order to motivate and reward executives for growth in total stockholder return as compared to our industry (in the case of performance shares) and officer retention and growth in the Company’s stock price (in the case of restricted stock and performance shares).

As discussed above, the target awards (in dollars) for our executives are typically based on the 65th percentile market value that reflects the responsibility of each Named Executive Officer, with grant sizes (in shares) based on a valuation methodology calculated by the Compensation Consultant.  This methodology is the same one used by the Compensation Consultant in its market study to value equity compensation consistently between companies. As a result of the economic climate in 2009, survey data showed reductions in equity compensation values from their historic levels.  With the recovery expected to begin in 2010, our Compensation Committee took this into consideration and set long term incentive values for 2010 in line with prior years.  Survey data reviewed by the Compensation Committee in October 2010 confirmed that equity compensation levels have rebounded and grant sizes for 2011 are in line with the compensation philosophy.

In 2010, two-thirds of total value of the target long-term incentive opportunity was delivered through performance shares and one-third of total value was delivered through restricted stock. Due to the significant challenges in the automotive industry, our Compensation Committee determined to place the greater emphasis on performance shares because of its belief that this long-term incentive vehicle provides a more direct comparison of our longer term performance to the longer term performance of our peers within our industry, while firmly aligning our executives’ interests with the interests of our stockholders (see further discussion of the performance shares below).  Performance shares and restricted stock were granted to our Named Executive Officers in February 2010 as is our traditional practice.

Performance Shares.  Annual grants of performance shares are designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against a peer group of companies (the “Peer Group Companies”) in terms of Total Shareholder Return (“TSR”). A listing of the Peer Group Companies can be found on page 30.  Our Board of Directors reserves the right to modify the list at any time in order to ensure that the peer group remains relevant as a measure for TSR performance. When granted, each performance share represents one share of common stock.  In order for participants to earn a target award, the performance of our common stock must be at the 65th percentile of the TSR performance over a three-year period when compared to the Peer Group Companies. The value of the payout at the end of the three-year performance period is based on both the TSR performance and the stock price at the end of the period. This provides an additional link to stockholder value.

A new performance period begins each January 1 and ends three years later on December 31. As a result, in any given year up to three performance periods overlap.

The target award is determined at the beginning of the performance period. The award is expressed in terms of performance shares.  Our Compensation Committee established a methodology in 2007 for determining the stock price to be used for converting the target dollar amount to a specific number of shares.  This was established in order to provide consistency in the method of determining the stock price to be used from year to year.  The methodology uses the average closing price of the Company’s common stock for the last five (5) trading days of the year preceding the date of grant, which coincides with the end of the prior performance period. The actual shares awarded for 2010 are detailed on page 29 in the Grants of Plan-Based Awards table. The final value of each performance share will be determined only after the close of the performance period. There is no annual vesting of the target awards under this plan.

For grants made in 2010, the actual number of performance shares earned at the time of payout ranges from 0% to a maximum of 200% of target, depending on our TSR performance at the end of the three-year period.  For grants made in 2010, the Company’s TSR will be compared to the weighted average TSR of the Peer Group Companies.  This approach takes into account the relative size of the Peer Group Companies.  The actual number of performance shares paid at the end of the three year period will be determined based on the following scale.

	Performance Share TSR Performance/Payout Table
Relative Increase in BorgWarner TSR vs. Peer Group	BorgWarner’s Relative Increase Percentile Rank	Percent of Target Number of Performance Shares Earned
<81.3%	Below 25th percentile	0.000%
81.3%	25th percentile	25.000%
87.5%	35th percentile	43.750%
100.0%	50th percentile	71.875%
112.5%	65th percentile	100.000%
118.8%	75th percentile	140.000%
141.1%	90th percentile and above	200.000%

For example, if the Company’s TSR increases at the same rate as the Peer Group Companies, the relative increase would be 100%.  This represents a 50th percentile rank and would result in 71.875% of the target number of shares awarded to be paid.  Interpolation is used to determine the percent of performance shares when our percentile rank does not fall directly on one of the ranks listed in the above.

Payment of earned performance shares is made in a combination of stock and cash in order to facilitate ownership of our common stock by our executives while providing cash for the payment of taxes due.  The shares of stock are typically delivered shortly after our Compensation Committee certifies the results, which has traditionally occurred during the first quarter after the three-year cycle has ended.

Restricted Stock and Stock Units.  The granting of restricted stock and stock units in the overall executive compensation package serves multiple purposes.  They incent and reward executives for improving the long term stock value to stockholders and are retention tools.  In 2010, restricted stock was granted in February to our executives based in the U.S., as is our traditional practice.  Restrictions on one-half of the shares granted will lapse on the second anniversary of the grant and the restrictions on the remainder of the grant will lapse on the third anniversary of the grant provided that the recipient is still employed by the Company.  Instead of restricted stock grants in February 2010, stock units were granted to our executives based outside the U.S.  One-half of the stock units granted will vest on the second anniversary of the grant and the remaining 50% will vest on the third anniversary of the grant, provided that the recipient is still employed with the Company.  Stock units are utilized outside the U.S. in order to provide similar tax treatment to the recipients as restricted stock holds for U.S. executives.  Prior to vesting, the recipient has no rights as a stockholder associated with the stock units.

Compensation Benchmarking

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. However, benchmarking is not the only criterion used in compensation decisions.

Other factors such as internal equity, individual and business performance, retention, and the degree of alignment between job duties of the incumbent with the benchmark job description are also considered.  For example, in instances where an executive officer is uniquely key to our success, our Compensation Committee may provide compensation in excess of these benchmarks.

Our Compensation Committee annually engages an outside executive compensation consultant.  For 2010, Meridian was selected.  The Compensation Consultant compares the total compensation levels (including base salary, annual bonus, and long-term incentives) for our executive officers to the compensation practices of a comparator group with whom we compete for talent. Our Compensation Committee has established that the comparator group (“Comparator Group”) used for benchmarking executive officer compensation should, generally, include companies with revenues between $1.5 billion and $15 billion in the automotive, transportation and general industrial sectors.  In 2009, due to significant economic uncertainty in the automotive sector, the Committee approved changes to the peer group.  Several companies were no longer within the revenue range, had experienced a significant decrease in market capitalization or filed for bankruptcy. At that time, the Compensation Committee approved the addition of six companies with significant operations in the automotive sector, four of which are part of the Peer Group Companies used for TSR comparison purposes.  The Compensation Committee also approved the elimination of two companies which were no longer considered relevant due to bankruptcy or severe declines in capitalization.  One of the additional companies, Johnson Controls Inc., has revenues in excess of $15 billion but was added because it is an industry comparator and is included in the Peer Group Companies used for TSR purposes. The group used for establishing 2010 compensation levels consisted of the following  companies:

American Axle & Manufacturing Holdings, Inc. AMSTED Industries, Inc.	Illinois Tool Works Inc. ITT Corporation
ArvinMeritor, Inc. BAE Systems, Inc.	Johnson Controls, Inc. Kennametal Inc.
Ball Corporation	Navistar International Corp.
Brunswick Corporation	PACCAR Inc.
Cooper Standard Automotive Cummins Inc.	Parker Hannifin Corporation Polaris Industries Inc
Daimler Trucks North America, LLC Dana Corporation	Praxair Inc. Robert Bosch Corporation
Denso International America, Inc. Donaldson Company Inc.	The Sherwin-Williams Co Tenneco Automotive Inc.
Dover Corporation	The Timken Company
Eastman Chemical Co. Eaton Corporation	TRW Automotive Holdings Corp. Valmont Industries Inc.
Federal Mogul Corporation Harley-Davidson Motor Co.	Worthington Industries Inc.

Due to differences in size among the comparator companies, regression analysis is used to normalize the survey results to better reflect the size of our Company relative to that of the comparator companies.

Our executive compensation program targets base salary at the 50th percentile of the Comparator Group, annual target bonus at the 65th percentile of the Comparator Group, and long-term target incentives at the 65th percentile of the Comparator Group. We believe that these percentiles reflect consideration of our stockholders’ interests in paying what is appropriate to achieve our corporate goals. We also believe that these percentiles provide for a competitive level of base compensation at the midpoint of the market and place a higher level of compensation potential (65th percentile) on direct performance-based components (bonus and long-term incentives). Further, the achievement of a target level long-term incentive payout under the performance share grants is predicated on our TSR over a three year period being at the 65th percentile of our peers.  The improvement in the economic climate in late 2009 and throughout 2010 had an impact on compensation in 2010 both in the automotive and general industries.  Survey data showed an increase in all components of compensation.  Salary restorations have occurred and companies have begun to implement base salary increases in 2011.

Use of Tally Sheets

The tally sheets, which are prepared by management, set forth the amount of all components of each executive’s current compensation including base salary, annual incentive compensation, long-term equity incentive compensation and retirement, and a historical review of prior long-term incentive grants. In October 2010, the Committee reviewed compensation tally sheets for each executive officer, including the Named Executive Officers.

The tally sheets also provide a summary of the potential payouts and benefits upon various termination events. The elements and calculations reviewed are substantially similar to the information provided for each Named Executive Officer in Potential Payments Upon Termination or Change in Control on page 36. This analysis did not suggest the need for any material changes to our executive compensation program or its administration and it did not prompt the Committee to make any substantive changes to any compensation elements for any of the Named Executive Officers. The Committee expects to review updated tally sheets on an annual basis.
Executive Benefits and Perquisites

General. Our U.S.-based Named Executive Officers are eligible to participate in all of our employee benefit plans (such as medical, dental and vision care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a defined contribution retirement plan including a 401(k) feature; and paid time off), in each case on the same basis as our other employees. The retirement plans described on pages 32 and 33 are provided to all employees and executives in order to permit them to accumulate funds for retirement and to provide a competitive retirement package as compared to other companies.  Our benefit plans outside the U.S. are generally consistent with local practices.

A limited number of executive perquisites are offered, based on competitive practices. We believe that the benefits and perquisites we provide our executives are currently at or below median competitive levels for comparable companies. The executive perquisites available to our U.S.-based Named Executive Officers include a company-leased vehicle, financial counseling, and limited personal use of corporate aircraft (we generally discourage personal use but recognize that at times it is appropriate).  Typically each of our Named Executive Officers is eligible for a new vehicle at the earlier of 60,000 miles or three years.  Due to the economic environment, all new vehicle orders were suspended in 2009 and remained so in 2010.  In addition to the cost of the lease, we pay for the cost of insurance, vehicle license, taxes, and maintenance. Financial counseling and annual income tax preparation services are provided to our Named Executive Officers through a third-party service to allow Named Executive Officers to better focus on meeting the considerable demands of their positions.  During the 2010 tax year, there were no tax gross-ups associated with the executive perquisites.  Our Compensation Committee in its discretion may revise, amend or add to an officer’s executive benefits and perquisites if it deems it appropriate.  In order to reduce administrative efforts and recognizing a trend in the competitive market, in October 2010, the Compensation Committee approved the use of a taxable annual perquisite allowance to be provided in lieu of awarding individual perquisites to the Named Executive Officers beginning in 2011.

An executive benefit available to our U.S.-based Named Executive Officers in 2010 was the BorgWarner Inc. Retirement Savings Excess Benefit Plan (“Excess Plan”).  This is the same plan generally available to U.S.-based employees who exceed the qualified Retirement Savings Plan limits within the year.  All of our U.S.-based Named Executive Officers received Company contributions under the Excess Plan in 2010.  See further descriptions of this plan on pages 33 and 34 under the Non-Qualified Deferred Compensation section.

In addition to benefits available to all BorgWarner BERU Systems GmbH employees, Dr. Waldhier, our only non-U.S.-based Named Executive Officer, is eligible to receive reimbursement for supplemental health and accident insurance policies and a company-leased vehicle in line with the competitive market.  He is also eligible to participate in a deferred compensation retirement arrangement as described on page 35.

Pension Benefits.  Except as described below on pages 32 and 33, none of our Named Executive Officers participate in or have account balances in any of the qualified or non-qualified defined benefit pension plans sponsored by us.

Potential Payments Upon Termination or Change of Control

Change of Control Employment Agreements.  We have entered into Change of Control Employment Agreements (the “Change of Control Agreements”) with each of our Named Executive Officers and 12 other executives. In establishing the Change of Control Agreements, our Board of Directors determined that it is in the best interests of the Company and its stockholders (i) to assure that we maintain the continued dedication of our Named Executive Officers in the event of the threat or occurrence of a Change of Control, and (ii) to diminish the inevitable distraction of our Named Executive Officers by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control by agreeing to provide two to three years of compensation (depending on position) if the executive’s employment is terminated as a result of a Change of Control. See pages 36 and 37 for further details of the Change of Control Agreements for our Named Executive Officers.  In order to reflect evolving trends in executive compensation and governance, at the recommendation of management, our Board of Directors approved changes to the standard Change of Control Agreement.  These changes, which apply to all Change of Control Agreements issued beginning in 2009, (i) eliminate the current excise tax gross-up provisions, (ii) attribute  a portion of the benefit in the event of a change of control to the execution of  a non-compete agreement with the executive and (iii) incorporate a clause that allows an executive to forego a portion of benefits in the event that the excise tax would otherwise be triggered.

Severance Benefits. Each of our U.S.-based Named Executive Officers is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan (“TIP”). The TIP was established to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on salary level and length of service (with a maximum benefit of twenty-six weeks of base salary, adjusted for unemployment benefits) and medical coverage.  In no event would a U.S.-based Named Executive Officer receive a payment under both the Change of Control Agreement and the TIP.

Stock Ownership Guidelines

In order to promote equity ownership and further align the interests of our management and our stockholders, we have established stock ownership guidelines that outline our expectations for our executives to hold a significant and sustained long-term personal financial interest in the Company. Our stock ownership guidelines, which apply to all of our officers including our Named Executive Officers. are as follows:

Position	Stock Ownership Guideline
CEO	Three times average salary plus bonus for prior three years
CFO and Presidents	Two times average salary plus bonus for prior three years

The CEO ownership guideline, assuming a target bonus, equates to more than six times the annual base salary.

Each of our Named Executive Officers is expected to fulfill this goal within five years of his or her appointment as an officer. Moreover, enough stock must be secured during each of the first five years to demonstrate progress toward fulfilling the goal by year five. Our Compensation Committee reviews the ownership level for our Chief Executive Officer and all other persons covered under this guideline each year. Our Board of Directors reserves the right to determine what action will be taken if a covered individual does not meet the expected ownership guidelines. All of our Named Executive Officers met the expected stock ownership guidelines in 2010.

Our Insider Trading and Confidentiality Policy prohibits our directors and employees from engaging in any transaction involving a put, call or other option on BorgWarner securities and from selling any BorgWarner securities he or she does not own (i.e., “selling short”).

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (“IRC”) generally limits to $1 million the U.S. federal deductibility of compensation paid in one year to certain “covered employees” of a publicly held corporation (generally, our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers in the year that the compensation is paid).  However, performance-based compensation generally is not subject to the limits on deductibility so long as it meets certain requirements.  Our compensation plans are generally designed so that our incentive compensation qualifies as performance-based compensation within the meaning of Section 162(m).

Our Compensation Committee, which is comprised solely of “outside directors” for purposes of Section 162(m), strives to provide our Named Executive Officers with compensation programs that preserve the tax deductibility of compensation paid by the Company, consistent with our strategic business goals and other compensation objectives.  Our Compensation Committee believes that stockholder interests are best served by compensation programs that attract, retain and reward the executive talent necessary for our success.  Accordingly, the Committee has discretion and flexibility in structuring our compensation programs, and, in any year, may authorize compensation that is not fully deductible under Section 162(m) if it believes such compensation will enable us to better achieve our strategic business goals, promote the interests of our stockholders and meet compensation objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jere A. Drummond, Chairman
Phyllis O. Bonanno
David T. Brown
Jan Carlson

The Compensation Committee Report does not constitute soliciting material.  It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the voting members of our Compensation Committee were Jere A. Drummond, Chairman, Phyllis O. Bonanno, David T. Brown and Jan Carlson. None of these persons was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or of any of its subsidiaries. None of these persons has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee or the Company’s Board of Directors. No executive officer of the Company served as a director of another entity, or as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of such other entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers during 2010:

		Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	2010	1,100,000	-	5,339,285	-	5,005,000	-	616,237	12,060,522
Chairman and Chief Executive Officer	2009	946,458	-	4,952,018	-	2,997,412	-	199,605	9,095,493
	2008	1,100,000	-	4,252,938	-	-	-	534,372	5,887,310

Robin J. Adams	2010	565,000	-	2,002,343	-	2,076,375	-	253,700	4,897,418
Executive VP, Chief Financial Officer and Chief Admin Officer	2009	486,135	-	1,856,972	-	1,243,419	-	88,759	3,675,285
	2008	565,000	-	1,379,110	-	-	-	241,630	2,185,740

Roger J. Wood	2010	515,000	-	1,201,192	-	1,323,622	-	177,368	3,217,182
Executive VP and Group President, Engine	2009	437,865	-	1,114,224	-	641,862	-	157,962	2,351,913
	2008	480,000	-	982,638	-	522,447	-	200,439	2,185,524

John G. Sanderson (3)	2010	465,000	-	1,101,446	-	1,006,250	-	108,536	2,681,232
Executive VP and Group President, Drivetrain	2009	322,878	-	1,331,652	-	338,498	-	54,802	2,047,830

Dr. Thomas Waldhier (4)(5)(6)	2010	432,427	-	800,971	-	1,005,508	100,792	36,229	2,375,927
President, BERU Systems and Emissions Systems	2009	429,660	279,340	1,320,525	-	619,524	117,519	43,956	2,810,524

(1) The aggregate values in columns (e) and (f) reported for 2010 and 2009 represent the grant date fair market value of the awards noted in the Grants of Plan Based Awards Table.  The Stock and Option awards for 2008 reported in columns (e) and (f) have been recomputed to reflect the fair market value of the awards as reported in the applicable year's Grants of Plan Based Awards Table. Assuming maximum performance levels are achieved for the 2010-2012 Performance Share Plan, the maximum value of all stock awards granted would be $9,098,150 for Mr. Manganello, $3,412,367 for Mr. Adams, $2,046,487 for Mr. Wood, $1,878,398 for Mr. Sanderson, and $1,365,700 for Dr. Waldhier based on fair market value at the time of grant.

(2) The values in column (g) reflect payments made under the Management Incentive Plan (MIP), including Carryover Bonus payments. The 2010 plan year payout, paid in February 2011, includes a Carryover Bonus payment of $2,145,000 for Mr. Manganello, $889,875 for Mr. Adams, $396,622 for Mr. Wood, $169,250 for Mr. Sanderson, and $365,836 for Dr. Waldhier.  The 2009 plan year payout, paid in February 2010, includes a Carryover Bonus payment of $1,567,412 for Mr. Manganello, $650,169 for Mr. Adams, $191,889 for Mr. Wood, and $283,269 for Dr. Waldhier. The 2008 plan year payout includes a Carryover Bonus payment of $32,847 for Mr. Wood.

(3) Mr. Sanderson joined BorgWarner Inc. as an officer on February 23, 2009.

(4) Compensation reported for Dr. Waldhier is converted to US Dollars using an exchange rate of 1 Euro = 1.3285 USD, which is a periodic average rate for 2010.

(5) The actual change in the present value of the accumulated pension value increased for Dr. Waldhier in 2010 by $100,792 when netted against last year’s balance.  The change in Pension Value for 2010 for Dr. Waldhier was converted from Euros to US Dollars using an exchange rate of 1 Euro = 1.3285 US Dollar. The change in Pension Value for 2009 for Dr. Waldhier was converted from Euros to US Dollars using an exchange rate of 1 Euro = 1.3967 US Dollar.

(6) The value reported in column (d) represents a special one-time recognition and retention cash payment.

All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our Named Executive Officers.

All of our Named Executive Officers exceeded the aggregate threshold of $10,000 for perquisites and personal benefits. The chart below indicates the amount in each category for each of our Named Executive Officers:

Name	Personal Use of Leased Vehicle	Financial Counseling	Personal Use of Company Aircraft	Club Memberships	Tax Reimbursement	Registrant Contributions to Defined Contribution Plans (1)	German Supplemental Insurance Contributions	TOTAL of "All Other Compensation"
	($)	($)	($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)
Timothy M. Manganello	9,304	10,820	6,782	580	-	588,751	-	616,237

Robin J. Adams	12,625	10,820	-	-	-	230,255	-	253,700

Roger J. Wood	3,806	10,820	371	-	-	162,371	-	177,368

John G. Sanderson	10,362	10,820	743	2,498	-	84,113	-	108,536

Dr. Thomas Waldhier (2)	26,524	-	-	-	-	-	9,705	36,229

(1) Amounts credited by the Company on behalf of its Named Executive officers during 2010 pursuant to the provisions of the RSP and the Excess Plan.
(2) Reimbursements for Health Insurance of € 3,285 and German Old Age and Unemployment Insurance Programs of € 4,020 per the German employment contract of Dr. Waldhier. Compensation reported for Dr. Waldhier is converted to US Dollar using an exchange rate of 1 Euro = 1.3285 USD, which is a periodic average rate for 2010.

Grants of Plan Based Awards

The following table summarizes the grants of equity and non-equity plan awards to our Named Executive Officers in 2010:

Name	Grant Date	Estimated Possible Payout Under			Estimated Future Payout Under			All Other Stock Awards: Number of Shares or Stock Units	All Other Option Awards: Number of Securities Underlying Option	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Timothy M. Manganello		715,000	1,430,000	2,860,000
	2/9/2010 (2)				26,125	104,500	209,000				3,758,865
	2/9/2010 (3)							43,785	-	-	1,580,420

Robin J. Adams		296,625	593,250	1,186,500
	2/9/2010 (2)				9,800	39,200	78,400				1,410,024
	2/9/2010 (3)							16,410	-	-	592,319

Roger J. Wood		231,750	463,500	927,000
	2/9/2010 (2)				5,875	23,500	47,000				845,295
	2/9/2010 (3)							9,860	-	-	355,897

John G. Sanderson		209,250	418,500	837,000
	2/9/2010 (2)				5,400	21,600	43,200				776,952
	2/9/2010 (3)							8,990	-	-	324,494

Dr. Thomas Waldhier		159,917	319,836	639,673
	2/9/2010 (2)				3,925	15,700	31,400				564,729
	2/9/2010 (3)							6,545	-	-	236,242

(1) 2010 bonus opportunity under the MIP. Estimated possible payout levels do not reflect carryover opportunities for the prior years. Dr. Waldhier's Non-Equity Incentive Plan threshold, target, and maximum payout values are converted to US Dollar using an exchange rate of 1 Euro = 1.3285 USD, which is a periodic average rate for 2010.

(2) 2010 Performance Share Grant: Value of grant = number of target shares times the closing stock price on grant date of $35.97.
(3) 2010 Restricted Stock Grant: Granted same day as approved by Compensation Committee of the Board of Directors.
FMV at grant date = number of restricted shares times the average of the high and low stock price on February 9, 2010 of $36.095 in accordance with ASC Topic 718.

               The equity awards reflected in the Grants of Plan-Based Awards table are granted under the SIP. Further details regarding our incentive plans can be found in our Compensation Discussion and Analysis on pages 20-23.

The peer group for the performance share grants includes publicly traded companies in the automotive supplier industry with at least $1 billion in sales that compete for stockholder investment dollars. For the performance periods from January 1, 2008 to December 31, 2010, January 1, 2009 to December 31, 2011, and January 1, 2010 to December 31, 2012, the peer group includes the following companies (the “Peer Group Companies”):

American Axle & Manufacturing Holdings, Inc.	Johnson Controls, Inc.	Tenneco Automotive Inc.
ArvinMeritor, Inc.	Lear Corporation	TRW Automotive Holdings Corp.
Autoliv Inc.	Magna International Inc.	Visteon Corporation*
Gentex Corporation	Modine Manufacturing Co.

* Not included for the January 1, 2010 to December 31, 2012 performance period due to bankruptcy.

Our Board of Directors reserves the right to modify the list at any time in order to ensure that the peer group remains relevant as a measure for TSR performance in the automotive supply industry.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all equity awards to our Named Executive Officers that remain either unexercised and/or unvested as of December 31, 2010:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	114,840	-	-	34.95	02/06/2017
	100,000			29.09	07/26/2016
	124,000			29.04	07/27/2015
	25,072			22.28	07/28/2014
	23,064			12.66	07/24/2012
	2,304			12.07	07/25/2011
						128,499	9,298,188
								271,200	19,624,032

Robin J. Adams	43,460	-	-	34.95	02/06/2017
	40,000			29.09	07/26/2016
	30,000			29.04	07/27/2015
	25,926			22.28	07/28/2014
	40,000			22.15	04/26/2014
						47,495	3,436,738
								101,700	7,359,012

Roger J. Wood	27,060	-	-	34.95	02/06/2017
	28,000			29.09	07/26/2016
	20,000			29.04	07/27/2015
	14,686			22.28	07/28/2014
	14,732			16.52	07/23/2013
						29,031	2,100,683
								61,000	4,413,960

John G. Sanderson						22,200	1,606,392
	-	-	-	-	-			52,900	3,827,844

Dr. Thomas Waldhier						19,525	1,412,829
	-	-	-	-	-			40,700	2,945,052

(1) The stock options noted with expiration dates of 2011, 2012, 2013, 2014, 2015, 2016, and 2017 are fully vested.
(2) The values in column (g) represent the number of restricted shares of stock and/or stock units granted in 2008, 2009, and 2010, plus reinvested dividends and/or dividend equivalents. The dollar value in column (h) is calculated using the closing stock price on December 31, 2010 of $72.36 per share.

(3) The values of columns (i) and (j) are comprised of performance share grants made under the SIP, issued for the performance periods of 2009-2011 and 2010-2012. Column (i) represents the number of all outstanding unearned performance shares that would be paid out at the end of each performance period if target TSR performance is achieved. The target value was assumed based on actual performance over the most recent period at 97.44% of target level. Column (j) represents the number of performance shares in column (i) times the closing stock price of $72.36 on December 31, 2010. Actual future payouts will depend on several factors, including (i) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 22 and 23; and (ii) the fair market value of stock, as defined in the SIP.

All outstanding stock option grants to officers and employees since 2000 had exercise periods of one year in the case of involuntary separations (without cause) and death, and three years in the case of retirement and disability. In July 2009, management recommended and our Compensation Committee approved the extension of these exercise periods as a tool to encourage retirement for some individuals and to ease the transition of employees who were subject to involuntary reductions.  Therefore, the exercise period for all vested and unexercised 2001 – 2007 stock options granted to directors, officers and employees who leave the company due to involuntary termination (without cause) or death between January 1, 2009 and December 31, 2010 or due to retirement or disability on or after January 1, 2009 has been extended to 3 years (or the end of the 10 year term of option, whichever is shorter) for involuntary terminations (without cause) and death and the full remaining term of the option in the case of retirement and disability.  The original strike price of the grants and the original term of the options (10 years) did not change.  The amended provisions of the SIP allow our Compensation Committee the flexibility to establish the exercise period applicable to any future stock option grants.

If an option-holder incurs a termination of employment due to Cause, any stock options held by the option-holder will terminate. If termination of employment is voluntary and without cause, any vested and unexercised stock options may be exercised for a period of five business days from the date of termination or until expiration of the stock option, whichever period is shorter.

Our Compensation Committee may elect to accelerate the exercise date of a stock option in the event of employment termination, such as due to death, disability, or retirement. Stock options granted in 2005, 2006, and 2007 provided for immediate vesting in the event of retirement as defined under the SIP. Stock options granted in 2007 provided for immediate vesting in the event of death or disability.

In the event of a Change of Control, during the sixty day period from and after a Change of Control, our Compensation Committee may allow the option-holder to surrender all or part of his or her options to the Company and receive a cash payment equal to the difference between the Change of Control price and the exercise price of the option, less appropriate tax withholdings. However, if the Change of Control is within six months of the date of grant to an officer or director subject to Section 16(b) of the Exchange Act, then the option-holder is unable to elect to receive a cash payment until after six months from the date of grant.

Regarding adjustments to shares, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock or other change in corporate structure affecting the stock, our Compensation Committee or our Board of Directors may make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise as it may determine to be appropriate in its sole discretion.

Option Exercises and Stock Vested

The following table summarizes all option exercises and stock vestings by our Named Executive Officers during 2010:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting (1)	Value Realized On Vesting (2)
Name	(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello	-	-	207,171	11,011,772

Robin J. Adams	-	-	25,238	1,654,740

Roger J. Wood	-	-	17,981	1,178,766

John G. Sanderson	-	-	12,960	937,786

Dr. Thomas Waldhier	-	-	11,011	796,756

(1) Number of "shares" disclosed in column (d) represents the total number of performance shares earned for the 2008-2010 performance period and paid in 2011 and the total number of shares of restricted stock granted in 2008 that lapsed in 2010. The performance shares are generally paid 60% in stock and 40% in cash. For Mr. Manganello, this also includes 129,281 shares from the 2010 vesting of the August 3, 2007 Recognition and Retention Grant, including vested dividends. The receipt of all vested shares from the Recognition and Retention Grant is deferred until the termination of Mr. Manganello's employment. Details of this grant were disclosed in a current report on Form 8-K filed on August 7, 2007.

(2) Amount in column (e) is equal to the number of performance shares vested multiplied by $72.36, which is the closing stock price at the end of the performance period on December 31, 2010 and the FMV of the shares of restricted stock granted in 2008 that lapsed and were paid in 2010.  For Mr. Manganello, this also includes the 2010 vesting of the August 3, 2007 Recognition and Retention Grant. The total value, $5,902,325 including dividends, is equal to the FMV at the time of vesting, which is the average of the high and low stock price on the date of vesting.

As previously stated in the Compensation Discussion and Analysis, the granting of performance shares is designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against its Peer Group Companies in TSR.  At the end of the 2008 to 2010 performance period, the Company’s TSR was at the 64th percentile relative to the Peer Group Companies’ TSR (see page 30 for listing of Peer Group Companies). The gross value of the payouts, before taxes, is reflected above in column (e) of the table.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payment During Last Fiscal Year
		(#)	($)	($)

(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello		-	-	-

Robin J. Adams		-	-	-

Roger J. Wood		-	-	-

John G. Sanderson		-	-	-

Dr. Thomas Waldhier	Vereinbarung zur betrieblichen Altersversorgung	3.3	344,584	-
"Agreement regarding a Company Pension"

(1) Converted from Euro to US Dollar using an exchange rate of 1 Euro = 1.3285 US Dollar, which is a periodic average rate for 2010.

Our U.S.-based Named Executive Officers are eligible to participate in the BorgWarner Inc. Retirement Savings Plan (“RSP”). This plan, which is available to all U.S. salaried and hourly employees, allows our Named Executive Officers to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The RSP is comprised of two primary components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company makes a contribution to the employee’s account each pay period based on years of service and eligible pay.  For the majority of employees, including our Named Executive Officers, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 28% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the IRC). The Company matches 100% of the first 3% of the employee’s pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed, and any employer contributions vest 100% after three years of service.

Dr. Waldhier, President of BorgWarner BERU Systems (“BERU”) and Emissions Systems, is eligible for a cash balance retirement plan as part of his employment contract.  This plan provides for annual contributions of 20% of pensionable compensation (base salary) to be made by BERU, which is in line with the competitive market.  Dr. Waldhier may also make voluntary contributions of up to 50% of his annual base salary into the plan.  Further details of this deferral feature are described on page 35.  Upon eligible retirement, the accumulated balance is to be paid in ten installments unless mutually agreed otherwise.  The value reported above, which is fully vested, is based on his 3.3 years of credited service with BERU and its predecessor.

The Present Value of the Accumulated Pension Benefits as of December 31, 2010 for Dr. Waldhier is calculated using the following assumptions:
• Mortality Tables: Heubeck 2005G
• Discount Rate: 5.50%
• Retirement Age: 65
• Annual Pension Increase: 1.75%

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our Named Executive Officers during 2010.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)
Timothy M. Manganello
(1)	-	-	-	-	-
(2)	-	564,959	761,115	-	3,329,877
(3)	-	5,902,325	8,512,509	-	18,709,549
Robin J. Adams
(1)	-	-	-	-	-
(2)	-	203,245	235,926	-	939,213
Roger J. Wood
(1)	-	-	21,089	57,943	136,975
(2)	-	132,220	175,544	-	984,250
John G. Sanderson
(1)	-	-	-	-	-
(2)(5)	-	61,435	5,538	-	75,609
Dr. Thomas Waldhier
(4)	-	-	(742)	-	27,988

(1) Deferred Compensation Plan. No deferred compensation elections were made by Named Executive Officers for fiscal year 2010 as the plan was closed.
(2) Excess Plan
(3) August 3, 2007 Recognition and Retention Grant.  Mr. Manganello is vested in 100% of the award. However, the actual receipt of the shares will not occur until termination of his employment as specified under the Award Agreement.

(4) Contractual Trust Agreement for Dr. Waldhier. Converted to US Dollar using an exchange rate of 1 Euro = 1.3285 USD, which is a periodic average rate for 2010.
(5) All amounts subject to vesting and forfeiture.

Due to significant restrictions placed on deferred compensation by IRC Section 409A (“Section 409A”) and the low participation rates in our plan, management recommended and our Board approved freezing the Deferred Compensation Plan as of December 31, 2008. Current balances will remain in the plan, but no future deferral elections will be allowed. Distribution options include a single lump sum or quarterly payments over a term of 5 or 10 years.

The Excess Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated U.S. employees whole with regard to Company contributions that are otherwise limited under the RSP by IRC provisions. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant's separation from service, with distributions attributable to amounts earned or vested before January 1, 2005 distributed within 30 days of participant’s separation from service and amounts earned or vested after December 31, 2004 distributed in the seventh month following the month in which the participant's separation from service occurs. No in-service withdrawals or loans are available.

Excess Plan balances are invested in the same investment choices that are selected by the participants under the RSP.  Participants in the Deferred Compensation Plan may elect to invest their deferrals in the same investment choices that are offered in the RSP, except for the BorgWarner Stock Units. As the Excess Plan and the Deferred Compensation Plan are unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these investments. The funds available and their annual rate of return for the calendar year ended December 31, 2010 as reported by the plan administrator are as follows:

Blackrock Equity Index	15.22%
Blackrock Life Path 2015	11.91%
Blackrock Life Path 2020	12.91%
Blackrock Life Path 2025	13.56%
Blackrock Life Path 2030	14.35%
Blackrock Life Path 2035	14.77%
Blackrock Life Path 2040	15.32%
Blackrock Life Path 2045	15.74%
Blackrock Life Path 2050	16.30%
Blackrock Life Path Retirement	10.87%
Blackrock US Debt Index	6.56%
BorgWarner Stock Units	117.82%
Buffalo Small Cap	16.59%
Harbor International Fund	11.98%
TRP Stable Value Fund, Sched N	4.10%
Vanguard Mid Cap Index	25.67%

Dr. Waldhier is eligible to participate in a deferred compensation retirement arrangement whereby he has the option to defer up to 50% of his annual base salary into a Contractual Trust Agreement (“CTA”).  For the amount that Dr. Waldhier elects to contribute each year, BERU withholds this part of his salary and pays it into the CTA, which is then invested. The account balance is payable to Dr. Waldhier upon normal retirement at age 65, or early retirement at age 63 with deductions, or at age 60 in case of disability. The investment funds are based on a life cycle model.  This model included three funds in 2010 as noted below.  Annual rates of return for the calendar year ended December 31, 2010 as reported by the plan administrator are as follows:

DWS Institutional Euroland Equities	6.03%
DWS Institutional Euro Government Bonds	(3.70)%
DWS Institutional Money Plus	0.46%

Potential Payments upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our Named Executive Officers under certain Change of Control (“COC”) related events. The calculations assume each Named Executive Officer’s employment is terminated on December 31, 2010. For purposes of the calculations, the closing stock price on the last business day of 2010 ($72.36) was used to determine the vested market value of stock options and restricted stock.

Name	Payment Triggering Events In Connection with a CoC
		Involuntary Termination		Voluntary Termination
	CoC only	with Cause	without Cause (1)	with Good Reason (1)	without Good Reason (2)
	($)	($)	($)	($)	($)

	(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello	-	-	41,999,729	41,999,729	19,860,352

Robin J. Adams	-	-	16,933,749	16,933,749	7,397,276

Roger J. Wood	-	-	11,984,479	11,984,479	4,476,526

John G. Sanderson	-	-	5,728,757	5,728,757	3,637,296

Dr. Thomas Waldhier	-	-	6,837,370	6,837,370	2,997,513

(1) For all Named Executive Officers, includes cash severance payment based on three times the average of base plus bonus, value of unvested restricted stock, prorated 2009-2011 and 2010-2012 performance share payments, retirement benefit based on three times the 2010 Company contributions to the RSP, value of welfare benefits (i.e. health care, life insurance, and disability insurance coverage for 3 years), outplacement services, and excise tax and tax gross-up payment (except Mr. Sanderson and Dr. Waldhier).

(2) Includes the value of unvested restricted stock, prorated 2009-2011 and 2010-2012 performance share payments.

Change of Control Employment Agreements

New Change of Control Agreements were implemented beginning in 2009 for new and future officers of the Company.  The new Change of Control Agreements eliminate excise tax gross-up provisions, allow a portion of the benefit to be attributable to a non-compete agreement in order to reduce the potential for the excise tax, and allow executives to forego a portion of benefits if the benefit triggers the excise tax.

Below is a general description of the material terms and conditions of our existing Change of Control Agreements for U.S.-based executives.

In the event that a Named Executive Officer terminates employment for Good Reason or the Company terminates a Named Executive Officer’s employment with the Company without Cause within two to three years of a Change of Control or in anticipation of a Change of Control, the Named Executive Officer is entitled to the following:

•	a lump sum cash amount equal to two or three times his or her annual base salary and average annual bonus for the most recent three years;
•	a lump sum cash amount equal to two to three times the Company’s retirement contributions that would have been made on his or her behalf in the first year after termination of employment;
•
for Executives who entered into COC Agreements prior to 2009, a tax gross-up for any excise taxes imposed pursuant to IRC Section 4999 of the IRC so that the Named Executive Officer will be in the same after tax position he or she would have been in had no excise tax been imposed;

•
Executives who entered into COC Agreements in or after 2009 may elect to forego a portion of COC payments which could otherwise trigger IRC Section 4999 excise taxes as the tax will not be “grossed-up” under the COC Agreement;

•	continuation of medical, dental and life insurance benefits for two to three years; and
•	outplacement services at a cost not to exceed $40,000.

“Change of Control” generally means (a) the acquisition by any party of beneficial ownership of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board of Directors, (c) a major corporate transaction, such as a merger or sale of substantially all of our assets, which results in a change in the majority of our Board of Directors or a majority of stockholders or (d) a complete liquidation or dissolution of the Company.

“Cause” generally means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good Reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the Change of Control Employment Agreement by us other than in accordance with the Change of Control Employment Agreement, or our failure to require any successor to us to comply with the Change of Control Employment Agreement.

Terminations Not Related to a COC

In the event of an involuntary or voluntary termination with or without cause not in connection with a Change of Control, no additional payments are made to Named Executive Officers.

In the event of termination of employment by retirement not in connection with a Change of Control, no additional payments are made to Named Executive Officers.

In the event of termination of employment by death or disability not in connection with a Change of Control, Named Executive Officers would receive the value of the unvested 2008 restricted stock grant only. Mr. Manganello would receive a total of $1,017,671, Mr. Adams would receive $331,409, and Mr. Wood would receive $236,328.

The stated amounts do not include life or disability insurance benefits or vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.

Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board of Directors in 2010. Directors who are employees of BorgWarner are not compensated for their service on the Board:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Aggregate Number of Outstanding Stock and Option Awards (2)
	($)	($)	($)	($)	($)	($)	($)	(#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Phyllis O. Bonanno	73,000	-	-	-	-	-	73,000	22,192

David T. Brown	73,000	-	-	-	-	-	73,000	1,736

Jan Carlson (3)	30,417	-	-	-	-	-	30,417	-

Dennis C. Cuneo	70,000	-	-	-	-	-	70,000	3,096

Jere A. Drummond	89,500	258,000	-	-	-	-	347,500	22,480

John R. McKernan	70,000	258,000	-	-	-	-	328,000	6,480

Alexis P. Michas	84,500	-	-	-	-	-	84,500	6,192

Ernest J. Novak, Jr.	91,500	258,000	-	-	-	-	349,500	14,480

Richard O. Schaum	68,500	-	-	-	-	-	68,500	6,192

Thomas T. Stallkamp	70,000	-	-	-	-	-	70,000	6,192

(1) The values in column (c) reported for 2010 represent the grant date fair market value of the restricted stock award granted on April 28, 2010.
FMV at grant date = number of restricted shares times the average of the high and low stock price on April 28, 2010 of $39.815
(2) Aggregate number of outstanding shares of restricted stock and outstanding vested and unvested stock options at fiscal year-end only.
(3) Mr. Carlson was appointed to the Board of Directors on July 29, 2010.

Annual compensation for our non-employee directors for 2010 was comprised of the following components: annual retainer, Board meeting fees, Committee meeting fees, and equity compensation consisting of restricted stock. Our non-employee directors were not granted any Stock Option Awards and did not receive any Non-Equity Incentive Plan Compensation for 2010.

As allowed under the SIP, ending in 2010, each non-employee director received $258,000 worth of restricted stock in the initial year of each three-year term. In April 2010, non-employee directors Drummond, McKernan, and Novak were elected for three-year terms. They were each awarded 6,480 shares of restricted common stock, determined by dividing the total value of $258,000 by the average of the high and low of the Company’s stock price at the time of the grant. The restrictions on the shares of stock will expire over the three-year term, one third in each year. During the period that the restrictions are in place, directors have all of the rights of a stockholder of the Company holding the same class or series of stock as the restricted stock, including the right to vote the shares and the right to receive any cash dividends. Beginning in 2011, the Company will transition toward annual rather than triennial awards of equity compensation to non-employee directors. Class III non-employee directors elected to new terms in 2011 will receive $86,000 worth of restricted stock. Restrictions on the shares will expire on the first anniversary of the date of grant. The Compensation Committee has authority to accelerate vesting in the event of retirement.

The annual retainer for non-employee directors in 2010 was $55,000 for service on the Board of Directors and will remain $55,000 for 2011. The annual retainer is prorated when a new member joins or a current member leaves our Board.  Mr. Carlson was appointed to Class III by the Board of Directors on July 29, 2010.

Each non-employee director received $1,500 for each Board meeting attended. Each Committee member also received $1,500 ($3,000 if he or she was the Chairman of the committee) for each committee meeting attended. In recognition of greater time commitments, the Chairman of the Audit Committee received $5,000 for each committee meeting attended. The Lead Director (Mr. Michas) receives $10,000 annually in recognition of his additional services to the Company. The Company pays for expenses associated with attendance at Board and Committee meetings and other functions attended at the request of the Company. The Company maintains a directors’ deferred compensation plan under which directors may defer receipt of retainer fees only. Four directors deferred fees under the plan in 2010.

Our non-employee directors are expected to own three times the amount of the annual retainer in Company stock in an amount equivalent to three times the amount of the annual retainer within five years of joining the Board of Directors.  All of our directors met the expected stock ownership guidelines in 2010.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Your Board of Directors proposes that the stockholders ratify the appointment of PricewaterhouseCoopers LLP, its member firms, and their respective affiliates (collectively, “PwC”) as the Company’s independent registered public accounting firm for the 2011 fiscal year.  Stockholder ratification of the selection of our auditors, ratification requires the affirmative vote of a majority of the votes cast “for” or “against” this proposal.  Accordingly, an abstention or a broker nonvote will not affect this proposal.

If the appointment of PwC as auditors for 2011 is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year.  However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for 2011 will stand unless the Audit Committee finds other good reason for making a change.

The Board of Directors anticipates that representatives of PwC will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

Recommendation

YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS IN THE BEST INTERESTS OF BORGWARNER AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

Required Vote

To be approved, this proposal must receive an affirmative majority of the total votes cast at the Meeting “FOR” and “AGAINST” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees billed to us for the years ended December 31, 2010 and 2009 by PwC for professional services were as follows:

	2010	2009
Audit Fees......................................................................................................................................................	$3,496,219	$3,375,453
Audit-Related Fees (1).................................................................................................................................	$300,392	$121,205
Tax Fees (2)....................................................................................................................................................	$980,000	$619,300
All Other Fees Totals....................................................................................................................................	—	—
	$4,776,611	$4,115,958

(1) Includes fees related to assistance in financial due diligence connected with acquisitions and divestitures, general assistance with implementation of new financial arrangements, audits of financial statements of employee benefit plans and various attest services.

(2) Includes fees connected with tax compliance, tax planning and expatriate services.  The expatriate services were $541,000 in 2010.  In 2009, tax fees paid to Deloitte were $317,600 and are not reflected in the table above.

Your Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm were pre-approved by your Audit Committee.

In 2008 the Audit Committee of the Company’s Board of Directors solicited proposals from the four major accounting firms and conducted an extensive evaluation process in connection with the selection of the Company’s independent auditor for the fiscal year ending December 31, 2009.  Following this process, on October 6, 2008, your Audit Committee (i) elected to replace, and thereby dismissed, Deloitte as its independent auditor for the Company’s fiscal year ended December 31, 2009, and (ii) appointed PwC to serve as the Company’s independent auditor for 2009.  Deloitte continued as the Company’s auditor for the fiscal year ended December 31, 2008. With the filing on February 12, 2009 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Deloitte was dismissed as the Company’s independent auditor and the Company’s auditor – client relationship with Deloitte effectively ceased.

Deloitte’s audit report dated February 12, 2009 on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report included an emphasis of a matter indicating that as discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting in 2007 for income taxes as a result of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and in 2006 for defined benefit pension and other postretirement plans as a result of adopting SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.  The audit report of Deloitte dated February 12, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period from January 1, 2009 through February 12, 2009, (i) there were no disagreements between the Company and Deloitte on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.  Deloitte provided us with a letter stating that they agree that there were no such disagreements during our last two fiscal years and the subsequent interim period from January 1, 2009 through February 12, 2009 and we filed a copy of such letter under cover of a Form 8-K/A within the time period prescribed by the SEC.

During 2007 and 2008 and the subsequent interim period from January 1, 2009 through February 12, 2009, neither the Company nor anyone acting on behalf of the Company, consulted PwC regarding any of the matters or events set forth in Item 3.04 (a)(2) of Regulation S-K.

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our executive team successfully managed our Company through the recent dramatic economic downturn.  In 2010, our sales grew by over 43%, our operating income was 9% of sales, and net income was 14 times 2009 levels resulting in record sales, operating income and net income.  Our Company is again poised to continue its long-standing tradition of excellence and delivery of performance for our stockholders, customers, and the communities in which we operate.

Our compensation programs are substantially tied to our key business objectives and creation of economic value.  If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives.  In order to maintain this link of pay to performance and better assure our ability to attract and retain talent:

•	We maintain the highest level of corporate governance over our executive pay programs

•
We closely monitor the compensation programs and pay levels of executives from companies in related industries of similar size and complexity, as well as trends in executive compensation, so that we may ensure that our compensation programs are within the norm of a range of market practices

•
Our Board of Directors, our Chairman and Chief Executive Officer, and our head of Human Resources engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team with appropriate incentives to build long-term value for our stockholders.  The Company’s compensation package uses a mixture of cash and equity awards to align executive compensation with our annual and long-term performance.  These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.  At the same time, we believe our programs do not encourage excessive risk-taking by management.  The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our stockholders approve the compensation of the Company’s Named Executive Officers as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative which accompany the tables.

Our Company has had a long-standing tradition of delivering performance for our stockholders, customers, and our communities.  The executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company worldwide.  Our executive compensation programs also support our vision, values and the BorgWarner Beliefs.

The Company has in the past sought approval from stockholders regarding incentive plans that we use to motivate, retain and reward our executives.  Those incentive plans, including the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan and the BorgWarner Inc. Executive Incentive Plan, govern a majority of the compensation that the Company provides to our executives.  Over the years, the Company has made a number of changes to its disclosures concerning executive compensation to improve transparency for stockholders.

In accordance with the Dodd-Frank Act, the Company seeks your advisory vote on our executive compensation programs.  The Company asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.  Because your vote is advisory, it will not be binding on the Board or the Company.  The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

After discussion, the Board has concluded that an advisory vote every three years on executive compensation would be the most suitable for BorgWarner based on considerations that include:

•
Our compensation programs are designed to induce and reward performance over a multi-year period, and the Board believes that a stockholder vote on executive compensation should occur over a similar time frame.

•
The Board and the Compensation Committee must have sufficient time to implement any necessary changes to our executive compensation policies and procedures in response to the stockholder advisory votes.

•
Following any changes to our compensation programs, investors require a period of time to evaluate the effectiveness of our short and long-term compensation strategies and the related business results.

•	We believe that the analysis and recommendations from our stockholders and their proxy advisors will be more effective and valuable if the vote is held every three years.

In accordance with the Dodd-Frank Act, the Company seeks your input with regard to the frequency of future stockholder advisory votes on executive compensation programs.  In particular, we are asking whether the advisory vote should occur every three years, every two years or every year.  The Company asks that you support a frequency period of every three years (a triennial vote) for future non-binding stockholder votes on compensation of our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

The Company is not aware of any business to come before this annual meeting other than the matters described in this proxy statement. However, if any other matters should properly come before this meeting, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies through the internet and by use of the mails, proxies may be solicited by directors, officers and regularly engaged employees of the Company. None of these directors, officers or employees will receive any extra compensation for doing this. We have also retained Alliance Advisors L.L.C. to assist us in soliciting proxies for a fee of $7,000 plus reasonable out-of-pocket expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals which are intended to be presented at the 2012 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 21, 2011, for inclusion in the proxy statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2012 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company’s Amended and Restated By-Laws. Among other things, under the Company’s Bylaws to bring business before an annual meeting a stockholder must give written notice to the Secretary of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, for stockholder proposals to be presented other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 27, 2011, and no later than January 26, 2012. The notice should contain (a) as to each person whom the stockholder proposes to nominate for election as director, all information that is required to be disclosed in solicitations of proxies for election of directors under the securities laws, including the person’s written consent to serve as a director if elected, and (b) as to any other business: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company’s books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company’s Amended and Restated By-Laws to ensure that all of the specific requirements of such notice are met.

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the Securities and Exchange Commission, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company’s Corporate Governance Guidelines; the Company’s Code of Ethical Conduct; and the Company’s Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

No person is authorized to give any information or make any representation other than that contained in this proxy statement, and if given or made, such information may not be relied upon as having been authorized.

BORGWARNER INC.
3850 HAMLIN ROAD
AUBURN HILLS, MI 48326

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 26, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain
1.	Election of Directors			
01	Robin J. Adams	0	0	0
02	David T. Brown	0	0	0
03	Jan Carlson	0	0	0
04	Dennis C. Cuneo	0	0	0

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the Company for 2011.	0	0	0
3	To seek your advisory vote on executive compensation programs as disclosed in the Compensation Discussion and Analysis section of the proxy statement.	0	0	0

The Board of Directors recommends you vote 3 YEARS on the following proposal:

		3 years	2 years	1 year	Abstain
4	The company seeks stockholders' input on the frequency of future stockholder advisory votes on executive compensation programs.	0	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000087976_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10K, Notice & Proxy Statement is/are available at www.proxyvote.com .

BORGWARNER INC.
This Proxy is Solicited by the Board of Directors In Connection
With the 2011 Annual Meeting of Stockholders

9:00 A.M. (local time)
April 27, 2011

PLACE:
BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, MI 48326

PROXY: JOHN J. GASPAROVIC and LAURENE H. HORISZNY, and each of them individually, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of BorgWarner Inc. or at any adjournment(s) or postponement(s) of the meeting.

WITH RESPECT TO ANY MATTER THAT SHOULD PROPERLY COME BEFORE THE ANNUAL MEETING THAT IS NOT SPECIFIED HEREIN, THIS PROXY DELEGATES DISCRETIONARY AUTHORITY TO VOTE AND, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER.

Continued and to be signed on reverse side

0000087976_2 R1.0.0.11699